SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


[X]     Filed  by  the  registrant

[ ]     Filed  by  a  party  other  than  the  registrant

Check  the  appropriate  box:
[ ]     Preliminary  proxy  statement
[ ]     Definitive  proxy  statement
[X]     Definitive  additional  materials
[ ]     Soliciting  material  under  Rule  14a-12

                                GARDEN.COM, INC.
                (Name of Registrant as Specified in Its Charter)

                                   Registrant
                   (Name of Person(s) Filing Proxy Statement)

Payment  of  filing  fee  (Check  the  appropriate  box):

[X]     No  fee  required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
        (1)     Title  of each class of securities to which transaction applies:
        (2)     Aggregate  number  of  securities  to which transaction applies:
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        (4)     Proposed  maximum  aggregate  value  of  transaction:
        (5)     Total  fee  paid:
        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1)  Amount  previously  paid:
        (2)  Form,  schedule  or  registration  statement  no.:
        (3)  Filing  party:
        (4)  Date  filed:

                                GARDEN.COM, INC.
                                3301 STECK AVENUE
                               AUSTIN, TEXAS 78757

                                 January 5, 2001

                           IMPORTANT NOTICE REGARDING
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 15, 2001

Dear  Stockholder  of  Garden.com,  Inc.:

     You recently received a proxy statement dated December 19, 2000, and proxy card for the annual meeting of stockholders of Garden.com, Inc., originally scheduled for January 8, 2001. This notice provides important information supplementing the proxy statement. We urge you to read and carefully consider the information presented in this supplement along with the proxy statement.

     POSTPONEMENT OF ANNUAL MEETING. The date of the Annual Meeting of Stockholders of Garden.com, Inc. has been postponed to January 15, 2001. The meeting will be held on that date at the Company's headquarters located at 3301 Steck Avenue, Austin, Texas 78757, at 11:00 a.m., local time.

     SOLICITATION OF OFFERS TO PURCHASE THE COMPANY'S ASSETS. As described under "Sale of Assets Pursuant to the Plan of Liquidation - Solicitation of Offers to Purchase the Company's Assets" on page 11 of the proxy statement, Garden.com has solicited bids from approximately 100 potential buyers of all or part of its assets. From December 7, 2000 until December 12, 2000 Garden.com received bids from 46 potential buyers of significant portions of Garden.com's consumer business assets. Garden.com received 17 offers to purchase its content assets, which includes Garden.com's rights with respect to certain text, photographs, graphics and interactive utilities (the "Content Assets"). Garden.com also received 20 offers to purchase Garden.com's rights to its brand, URL and certain other intangible consumer business assets (the "Brand Assets"). Garden.com is continuing to evaluate bids for its assets other than the Content Assets and the Brand Assets. From December 7, 2000, until December 22, 2000, Garden.com conducted preliminary discussions and negotiations with approximately 39 of the potential buyers that had submitted bids for the Content Assets or the Brand Assets. On December 22, 2000, Garden.com entered into a letter of intent to sell the Content Assets for a cash payment of $2,000,000, including an earnest money payment of $500,000 that was paid to Garden.com upon the execution of the letter of intent. In addition, on December 22, 2000, Garden.com entered into a letter of intent to sell the Brand Assets for a cash payment of $2,425,000, including an earnest money payment of $606,250 that was paid to a third party escrow agent upon the execution of the letter of intent. The parties with which Garden.com has entered into letters of intent are the two potential buyers that submitted the highest bids for the specific assets subject to the respective letters of intent. In each case, Garden.com is entitled to the earnest money if the potential buyer does not close the relevant transaction for any reason other than the nonfulfillment of any of the conditions set forth in the letters of intent, which conditions are briefly described below. Each of the letters of intent also provides:

- for the completion of due diligence by January 4, 2001 in the case of the letter of intent for the Content Assets and January 5, 2001 in the case of the letter of intent for the Brand Assets;

-     that  the  respective  assets  are  being purchased "as is, where is"; and

- that neither buyer will assume any liabilities or obligations, except for liabilities relating to the purchased assets mutually agreed upon by Garden.com and the other buyer.

     Since the execution of the letters of intent, the two potential buyers have executed non-disclosure agreements to protect the Garden.com confidential information disclosed to the potential buyers and have been conducting due diligence on the assets that they propose to purchase. In addition, the legal representatives of Garden.com and the potential buyers are negotiating definitive documentation providing for the asset purchases. Garden.com anticipates that it will enter into a definitive agreement with respect to each of the proposed asset sales contemplated by the letters of intent either prior to or shortly after the Annual Meeting and that each of the proposed asset sales will be completed shortly after the Annual Meeting pursuant to the Plan of Liquidation more fully described on pages 9 to 16 of the proxy statement. However, each letter of intent is subject to the satisfaction of a number of conditions, including satisfactory completion of due diligence by the potential buyers, the execution of definitive agreements, Garden.com's ability to transfer the assets to be purchased free and clear of any and all liens, and the receipt of necessary approvals, if any. Because there are significant conditions remaining to be satisfied with respect to the proposed asset sales, Garden.com cannot assure you that either of the proposed asset sales will be consummated or, if consummated, that the terms of either of the asset sales will be as presently contemplated.

     Even if Garden.com is able to complete both of the pending asset sales as presently contemplated, Garden.com can make no assurance about the timing or amount of any distributions to stockholders. Please see the matters described under "Plan of Liquidation - Risks Related to Liquidation" on pages 12 to 14 of the proxy statement.

     We urge you to read your proxy statement carefully and to return your proxy voting "FOR" the matters set forth therein. Thank you for your consideration.


                                      Very  truly  yours,


                                      Jana  D.  Wilson
                                      Secretary



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